Exhibit 99.1

Tech Data Corporation Completes Acquisition of

SDG Distribution Companies in UK, France and the Netherlands

Strengthens leadership position in European enterprise and broadline

IT product markets

CLEARWATER, Fla., November 1, 2012 (GLOBE NEWSWIRE) — Tech Data Corporation, a leading distributor of technology products, today announced it has completed the acquisition of the shares of several distribution companies belonging to Specialist Distribution Group (“SDG”), the distribution arm of Specialist Computer Holdings (“SCH”), a privately-held IT services company headquartered in the UK. SDG is a leading distributor of enterprise and broadline IT products in the UK, France and the Netherlands. The agreement for this acquisition was announced September 5, 2012.

For the twelve months ended March 31, 2012, SDG generated third-party sales of approximately EUR 1.4 billion (approximately $1.75 billion), categorized by product group as follows: 40 percent data center products (including servers, storage and networking products), 20 percent software (predominantly data center-focused), and 40 percent broadline products (including PCs and peripherals). The transaction also includes a preferred supplier agreement, whereby the seller, through its IT reseller business, will have annual purchase commitments through Tech Data for a period of five years which the company estimates will add incremental annual sales of EUR 400 million (approximately $500 million).

Tech Data paid approximately EUR 281 million (approximately $365 million) for SDG. The company used the proceeds from its recent $350 million public debt offering of 3.750% Senior Notes and available cash to fund the acquisition. The purchase premium of approximately EUR 171 million (approximately $222 million), which is subject to final purchase price adjustments, is comprised of approximately EUR 108 million (approximately $140 million) related to the preferred supplier agreement and customer lists to be amortized over 5 and 10 years, respectively; and approximately EUR 63 million (approximately $82 million) attributable to goodwill. The company expects to incur acquisition and integration costs over the next four to five quarters. After accounting for amortization, acquisition and integration costs, the transaction is expected to have a minimal impact on Tech Data’s fiscal year 2013 earnings. The company expects the transaction to be accretive to its fiscal year 2014 earnings, albeit at a slightly lower operating margin than the company’s European operating margin target due primarily to integration costs; however, Tech Data expects to achieve the full benefit of the acquired revenues beginning in fiscal year 2015.

“The acquisition of SDG further supports our diversification strategy by accelerating our enterprise business, Azlan, in key European markets and reinforces our position as Europe’s leading distributor of value-added and broadline IT products,” said Robert M. Dutkowsky, chief executive officer, Tech Data Corporation. “The addition of SDG provides us with increased scale and adds approximately 700 talented employees whom we welcome to the Tech Data team. This acquisition and the recent buy-out of our Brightstar Europe mobility joint venture, now known as Tech Data Mobile, along with $185 million of share repurchases during the current fiscal year, reflect our firm commitment to using the strength and flexibility of our balance sheet in a disciplined and balanced manner to deliver value to our shareholders.”

Cautionary Statement

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the company’s periodic filings with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q, copies of which can be obtained at the company’s Investor Relations website at www.techdata.com.

About Tech Data

Tech Data Corporation (Nasdaq: TECD) is one of the world’s largest wholesale distributors of technology products. Its advanced logistics capabilities and value added services enable 125,000 resellers in more than 100 countries to efficiently and cost effectively support the diverse technology needs of end users. Tech Data generated $26.5 billion in net sales for the fiscal year ended January 31, 2012 and is ranked 109th on the Fortune 500®. To learn more, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jeff.howells@techdata.com)

Arleen Quiñones, Director, Investor Relations and Shareholder Services

727-532-8866 (arleen.quinones@techdata.com)